SCHEDULE 14A
(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]	Definitive Proxy Statement

[X]	Definitive Additional Materials

[ ]	Soliciting Material Under Rule 14a-12

PRINTCAFE SOFTWARE, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)  Title of each class of securities to which transaction applies:

(2)  Aggregate number of securities to which transaction applies:

(3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)  Proposed maximum aggregate value of transaction:

(5)  Total fee paid:

[ ] Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)  Amount previously paid:

(2)  Form, Schedule or Registration Statement No.:

(3)  Filing Party:

(4)  Date Filed:

      Dear Fellow Printcafe Stockholder:

      As discussed in the enclosed proxy material, Printcafe Software, Inc. has agreed to be acquired by Electronics for Imaging, Inc. (EFI) for $2.60 per share in cash or EFI common stock. I am writing to urge you to vote in favor of the transaction because I along with a majority of the members of your Board of Directors believe that the transaction is in the best interests of the Printcafe stockholders.

YOUR VOTE IS IMPORTANT — PLEASE ACT PROMPTLY

      Your vote in favor of the merger is extremely important for a number of reasons, including the following:

•	Under Delaware law, the proposed merger requires the approval of a majority of the outstanding shares of our common stock. As such, your failure to vote in favor of the transaction will count as a “No” vote.

•	The consideration of $2.60 per share to be paid by EFI represents a premium of 122.2% over the trailing average closing sales prices for our common stock on Nasdaq for the three months ended immediately prior to our Board’s approval of the merger with EFI.

•	No other third party has emerged to top the offer by EFI since we signed the agreement with EFI in February 2003.

•	If we do not complete the merger with EFI or another third party, we will not have sufficient cash to repay the $14.2 million of our outstanding debt which comes due and payable in January 2004 without securing additional debt or equity financing. We do not expect such additional financing to be available.

      Based on the foregoing, I urge you to vote in favor of the proposed merger with EFI by telephone or Internet or by completing the enclosed proxy card.

      If you have any questions or require assistance in voting your proxy, please call MacKenzie Partners, Inc. at (800) 322-2885.

      Thank you for your support and participation.

Sincerely yours,

Marc D. Olin
Chairman, Chief Executive Officer and President